UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 15, 2015

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, 165 Broadway New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Francis J. Troise as President and Chief Executive Officer

On October 19, 2015, Investment Technology Group, Inc. (the “Company”) announced that senior financial services industry executive Francis J. Troise, age 49, has been appointed as President and Chief Executive Officer of the Company and member of the Board of Directors of the Company (the “Board”).  Mr. Troise’s appointments will become effective on the first business day following Mr. Troise’s satisfaction of certain garden leave obligations to his current employer (the “Start Date”).  The Company also announced that its current Interim Chief Executive Officer and President, R. Jarrett Lilien, will continue to serve as Interim Chief Executive Officer and President of the Company until Mr. Troise commences employment with the Company.

Prior to joining the Company and since July 2014, Mr. Troise has been global head of Execution Services at J.P. Morgan, the investment banking arm of JPMorgan Chase & Co., where he has overseen cross-asset class electronic execution.  From April 2010 through July 2014, Mr. Troise was global head of Equities Electronic Client Solutions at J.P. Morgan, where he oversaw the electronic trading business.  From September 2008 through April 2010, he was the global head of Equities Electronic Trading at Barclays Capital.  From March 2005 to September 2008, he worked at Lehman Brothers Holdings Inc., where he served as the U.S. Head of Equities Electronic Trading, and from 1997 to 2005, he was employed by ITG Inc., a subsidiary of the Company, where in his last position he served as a managing director, responsible for client site sales and trading.  He currently serves on the board of directors of BIDS Holdings GP LLC, Chi-X Global Holdings LLC, and Neovest, Inc.

Letter Agreement with Mr. R. Jarrett Lilien as Interim Chief Executive Officer

On October 15, 2015, the Company entered into a new letter agreement with R. Jarrett Lilien, who currently serves as Interim Chief Executive Officer and President, which supersedes a letter agreement dated August 12, 2015 between Mr. Lilien and the Company.  Under the terms of this new letter agreement, Mr. Lilien will continue to serve as Interim Chief Executive Officer and President until Mr. Troise commences employment with the Company (such period of service, the “Interim Period”).  In addition to continuing to receive a monthly salary of $65,000, if Mr. Lilien remains employed with the Company through the Interim Period, he will receive: (i) a grant of restricted stock units with a grant date value of $1,000,000, to be granted under the Company’s 2007 Omnibus Equity Compensation Plan (the “Equity Plan”), made on the date of the announcement of Mr. Troise’s appointment as President and Chief Executive Officer of the Company and (ii) beginning on November 1, 2015, $320,000 for each calendar month (guaranteed for November 2015 and thereafter pro-rated for any partial calendar month during which he remains employed by the Company), payable within 30 days after the end of the Interim Period.  The restricted stock units were granted on October 19, 2015, and vest in three equal installments on each anniversary of the restricted stock units’ grant date, subject to Mr. Lilien continuing as Interim Chief Executive Officer and President of the Company until the end of the Interim Period and not resigning from the Board prior to any relevant vesting date.

Employment Agreement with Mr. Troise

In connection with Mr. Troise’s appointment as President and Chief Executive Officer of the Company, the Company has entered into an employment agreement with Mr. Troise, dated October 16, 2015.  The employment agreement has an initial term of three years from his Start Date, which automatically renews for one-year periods thereafter, unless either party elects not to renew the agreement upon 90 days’ written notice.  The employment agreement provides Mr. Troise with the following compensation:  (i) an annual base salary of at least $750,000 and (ii) annual variable compensation as determined in the sole discretion of the Compensation Committee of the Board, based on the achievement of pre-established goals developed after consultation with Mr. Troise, with an award amount for 2016 of at least $3.5 million, of which 40% will be payable in cash.

Transitional Cash and Equity Awards

Mr. Troise will also receive initial “make-whole” awards, consisting of cash payments as provided in his employment agreement, and equity grants under the form of award agreements attached as exhibits to his employment agreement.  The awards consist of the following:

•                  2015 Buy-Out Award.  As an inducement to commence employment with the Company and to compensate Mr. Troise for the loss of his potential annual variable compensation at his prior employer in respect of the 2015 calendar year (the “Forfeited 2015 Bonus”), Mr. Troise will be granted a compensation award having a total value of $3.65 million (the “2015 Buy-Out Award”). The 2015 Buy-Out Award will consist of a cash bonus of $1.46 million and restricted stock units that settle in shares of Company common stock with an initial grant date value of $2.19 million. These restricted stock units will vest and settle, subject to Mr. Troise’s continued employment with the Company through each applicable vesting date, in three equal annual installments beginning on the first anniversary of the date of grant.  The cash bonus will be paid within thirty (30) days after the Start Date and these restricted stock units will be granted on the Start Date.

•                  Inducement Equity Award.  As a further inducement to commence employment with the Company and to replace the outstanding stock appreciation rights and restricted stock units that Mr. Troise will forfeit upon his departure from his prior employer (the “Forfeited Awards”), Mr. Troise will be granted restricted stock units that settle in shares of Company common stock (the “Inducement Equity Award”), with an initial grant date value (not to exceed $4.5 million) equal to the intrinsic value of the Forfeited Awards on the date such awards were forfeited. The Inducement Equity Award will be granted on Mr. Troise’s Start Date, and will vest and settle, subject to Mr. Troise’s continued employment with the Company through each of the applicable vesting dates, in the following installments on the following vesting dates: (i) 38% will vest on January 31, 2016 and will be subject to a 12-month holding requirement; (ii) 41% of the Inducement Equity Award will vest on January 31, 2017; and (iii) the remaining 21% of the Inducement Equity Award will vest on January 31, 2018.

•                  Sign-On Option Award.  On the Start Date, Mr. Troise will also be granted options to purchase shares of Company common stock having an initial grant date value equal to $1 million.  These options will vest, subject to Mr. Troise’s continued employment with the Company through each applicable vesting date, on each of the first, second and third anniversaries of the Start Date.

If Mr. Troise is in fact entitled to receive from his former employer any portion of his Forfeited 2015 Bonus and Forfeited Awards, he will be required to forfeit or repay, as applicable, the Company the corresponding amount and form of the 2015 Buy-Out Award and Inducement Equity Award, as applicable, in recognition of the fact that such awards were provided to Mr. Troise in expectation that Mr. Troise would not be entitled to any such Forfeited 2015 Bonus and Forfeited Awards, as applicable.

In addition, subject to Mr. Troise’s execution of a release of claims against the Company (and its subsidiaries) and compliance with the applicable employee covenants, any unvested portions of the 2015 Buy-Out Award and the Inducement Equity Award will:  (1) fully vest upon a termination of Mr. Troise’s employment without Cause (as defined in the employment agreement) or his resignation from employment for Good Reason (as defined in his employment agreement), but continue to be settled over the same vesting schedule as would have been applicable to such awards if such termination of employment had not occurred; and (2) fully vest and immediately settle upon a termination of Mr. Troise’s employment due to death or permanent disability (as defined in the employment agreement).  Upon any termination of Mr. Troise’s employment other than as set forth above that occurs on or prior to the first anniversary of his Start Date, (x) the equity-based portion of the 2015 Buy-Out Award and the then-unvested portion of the Inducement Equity Award will be fully forfeited and (y) Mr. Troise must promptly repay the Company a prorated amount of the cash portion of the 2015 Buy-Out Award and return to the Company a prorated amount of the portion of the Inducement Equity Award that otherwise vests in 2016.

Severance Benefits

The employment agreement provides that if Mr. Troise’s employment with the Company is terminated by the Company without Cause, if he terminates employment with the Company for Good Reason, or if the Company elects not to renew the employment agreement, in each case, prior to a Change in Control (as defined in the employment agreement) of the Company or after the 18 month period following a Change in Control, subject to execution of a release of claims against the Company and its subsidiaries, Mr. Troise will be entitled to:

•                  A cash amount equal to a pro-rated portion of the variable incentive compensation Mr. Troise would have actually earned for the calendar year in which his date of termination occurs to be paid as and when variable incentive compensation is payable to other executives for that year); provided that if the termination is prior to January 1, 2017, the annual variable compensation amount to be prorated will be no less than $3.5 million.

•                  A cash amount equal to the sum of (x) Mr. Troise’s annual base salary at the rate then in effect on the date of his termination and (y) an amount equal to the average variable incentive compensation paid or payable to Mr. Troise with respect to the three calendar years immediately preceding the calendar year of his termination; provided that if the termination occurs prior to January 1, 2018, the annual variable compensation amount will be no less than $3.5 million.  The total amount will be paid in installments over the 12-month period following his date of termination and is subject to compliance by Mr. Troise with the applicable employee covenants.

•                  Any unpaid annual variable compensation award for the year prior to the year of termination (based on actual performance), to be paid as and when variable incentive compensation is payable to other executives for that year.

•                  Continued vesting of all outstanding equity awards held by Mr. Troise that are not vested as of his date of termination, as if he had remained employed by the Company through the first anniversary of his date of termination (other than the Inducement Equity Award or equity-based portion of the 2015 Buy-out Award, each of which will be treated as described above).

•                  Continued medical coverage at the level in effect on his date of termination for one year after his date of termination including, if applicable, coverage for his spouse and dependents.

If Mr. Troise’s employment with the Company is terminated on or within eighteen (18) months after a Change in Control by the Company not for Cause or by Mr. Troise for Good Reason, subject to the execution of a release of claims against the Company and its subsidiaries, under his employment agreement Mr. Troise will be entitled to:

•                  A cash amount equal to a pro-rated portion of the variable incentive compensation Mr. Troise would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when variable incentive compensation is payable to other executives for that year); provided that if the termination is prior to January 1, 2017, the annual variable compensation amount to be prorated will be no less than $3.5 million.

•                  A cash amount equal to two times the sum of (x) Mr. Troise’s annual base salary in effect immediately prior to the date of termination or the date of the Change in Control, whichever is higher, plus (y) an amount equal to the average variable incentive compensation paid or payable to Mr. Troise with respect to the three years immediately preceding the calendar year of his termination provided that if the termination occurs prior to January 1, 2018, the annual variable compensation amount will be no less than $3.5 million.  This cash amount will be paid in a lump sum within thirty days after his date of termination of employment.

•                  Any unpaid annual variable compensation award for the year prior to the year of termination (based on actual performance), to be paid at the time that such annual variable compensation is paid to active senior executives of the Company.

•                  Continued health benefits and a cash amount equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for

Mr. Troise and, if applicable, his spouse and dependents until the earlier of the end of the two-year period following the date of termination or the date on which Mr. Troise is eligible to receive substantially comparable benefits through subsequent employment.

In addition, consistent with other prior retention incentive awards granted to other senior executives of the Company, under the terms of Mr. Troise’s Sign-On Option Award, such award will become vested and exercisable immediately prior to the effectiveness of a Change in Control, if he is employed by the Company as of such date.  With respect to Mr. Troise’s Inducement Equity Award and equity portion of the 2015 Buy-out Award, such awards shall similarly become vested in full and settle upon a Change in Control if he is employed as of the date of the Change in Control, and otherwise will be subject to the provisions of his employment agreement.

If any payment under Mr. Troise’s employment agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable will be reduced to a level at which no amount is subject to the excise tax, provided that no reduction will be made if the net after-tax benefit, taking into account income, employment and excise taxes, to which Mr. Troise would otherwise be entitled without the reduction would be greater than the net after-tax benefit to the executive resulting from receipt of the payments with such reduction.  However, in this case, the executive will be responsible for all excise tax payments.

Employee Covenants

Under his employment agreement, Mr. Troise is subject to, among others, certain obligations and covenants, including the following:  (i) not disclosing or misappropriating, both during and after the employment period, any of the Company’s “Confidential Information” (as defined in the employment agreement); (ii) assigning to the Company all right, title and interest to all “Intellectual Property” (as defined in the employment agreement); (iii) during his employment and for one year after the date of termination, not engaging in a business competing with the business of the Company, inducing any customer, supplier, client, broker, licensee or other business relation of the Company to cease doing business with the Company or induce in any way any employee of the Company to terminate employment with the Company or its subsidiaries.

In the event of a dispute under the employment agreement, the Company will reimburse Mr. Troise for reasonable legal fees and expenses incurred in the dispute if he prevails on any material claim or defense in the dispute.  The Company has also agreed to pay up to $75,000 to cover the legal fees Mr. Troise incurred in the negotiation and execution of the employment agreement with the Company.

This Summary

The foregoing summaries of the new letter agreement for Mr. Lilien and employment agreement for Mr. Troise do not purport to be complete and are qualified in its entirety by reference to the letter agreement and employment agreement, each of which is filed herewith as Exhibit 10.1 and Exhibit 10.2, and is incorporated by reference and made part hereof.

Press Release

On October 19, 2015, the Company issued a press release announcing changes to the Company’s leadership, which is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between the Company and Francis J. Troise dated as of October 16, 2015
10.2	Letter Agreement between the Company and R. Jarrett Lilien, dated as of October 15, 2015
99.1	Press release dated October 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

	By:	/s/ Angelique F. M. DeSanto
		Name:	Angelique F. M. DeSanto
		Title:	Managing Director, General Counsel and Secretary and Duly Authorized Signatory of Registrant

Dated: October 19, 2015